Exhibit 99.1
Release:      Immediate

Contact:	Randy Bane (investment community)	David Miller (editorial/media)
	(408) 986-7916	(408)563-9582
APPLIED MATERIALS ANNOUNCES RESULTS
FOR THIRD FISCAL QUARTER 2006
•	Net Sales: $2.54 billion (13% increase quarter over quarter; 56% increase year over year)

•	Net Income: $512 million (24% increase quarter over quarter; 39% increase year over year), including charges for equity-based compensation

•	EPS: $0.33 ($0.07 increase quarter over quarter; $0.10 increase year over year), including charges for equity-based compensation

•	New Orders: $2.67 billion (7% increase quarter over quarter; 82% increase year over year)
          SANTA CLARA, Calif., August 15, 2006 — Applied Materials, Inc. reported results for its third fiscal quarter ended July 30, 2006. Net sales were $2.54 billion, up 13 percent from $2.25 billion for the second fiscal quarter of 2006, and up 56 percent from $1.63 billion for the third fiscal quarter of 2005. Gross margin for the third fiscal quarter of 2006 was 48.1 percent, up from 46.5 percent for the second fiscal quarter of 2006, and up from 43.9 percent for the third fiscal quarter of 2005. Net income for the third fiscal quarter of 2006 was $512 million, or $0.33 per share, up from net income of $413 million, or $0.26 per share, for the second fiscal quarter of 2006, and up from net income of $370 million, or $0.23 per share, for the third fiscal quarter of 2005.
          Non-GAAP net income was $539 million, or $0.35 per share, for the third fiscal quarter of 2006. Non-GAAP adjustments consisted principally of $54 million of equity-based compensation charges before tax, or $0.03 per diluted share after tax, and an in-process research and development charge of $14 million, or $0.01 per diluted share, associated with the acquisition of Applied Films Corporation. These items were offset by a $34 million tax benefit, or $0.02 per diluted share, primarily from the resolution of audits of prior years’ income tax filings.
          New orders of $2.67 billion for the third fiscal quarter of 2006 increased 7 percent from $2.49 billion for the second fiscal quarter of 2006, and increased 82 percent from $1.47 billion for the third fiscal quarter of 2005. Regional distribution of new orders for the third fiscal quarter of 2006 was: Taiwan 21 percent, Japan 20 percent, North America 18 percent, Korea 16 percent, Southeast Asia and China 16 percent, and Europe 9 percent. Backlog at the end of the third fiscal quarter of 2006 was $3.32 billion, compared to $2.93 billion at the end of the second fiscal quarter of 2006.
          “This quarter’s strong results demonstrated Applied’s market leadership with continued growth in orders, revenue and profitability,” said Mike Splinter, president and CEO of Applied Materials. “Broad-based demand for Applied Materials’ nanomanufacturing technology solutions and improved market position in key product areas increased revenues. Improved profitability was driven by higher utilization of our factory, lower cycle times and other margin improvement programs.

          “We continued to execute our long-term growth strategy by entering new high growth areas through the acquisition of Applied Films and the formation of Sokudo, a joint venture with Dainippon Screen. These investments, together with our innovative technology solutions for transistors, interconnects, lithography-enabling films and fab operations, uniquely position the company for new levels of performance,” Splinter concluded.
          During the third fiscal quarter of 2006, the company returned value to stockholders by repurchasing approximately 31 million shares of common stock at an average price of $16.30 per share for an aggregate purchase price of $500 million, and paying $78 million in dividends.
          Applied Materials will discuss its third fiscal quarter 2006 results, along with its outlook for the fourth fiscal quarter of 2006, on a conference call today beginning at 1:30 p.m. Pacific Daylight Time. A webcast of the conference call will be available on Applied Materials’ web site.
          This press release includes financial measures that are not in accordance with Generally Accepted Accounting Principles (GAAP), consisting of non-GAAP net income and non-GAAP earnings per share (EPS). Management uses non-GAAP net income and non-GAAP EPS to evaluate the company’s operating and financial performance in light of business objectives and for planning purposes. Applied believes that these measures are useful to investors because they enhance investors’ ability to review the company’s business from the same perspective as the company’s management and facilitate comparisons of this period’s results with prior periods. These non-GAAP measures exclude charges related to (i) equity-based compensation, (ii) in-process research and development charges associated with the Applied Films acquisition, (iii) resolution of income tax audits, and (iv) asset impairment and restructuring activities. These financial measures are not in accordance with GAAP and may be different from non-GAAP methods of accounting and reporting used by other companies. The presentation of this additional information should not be considered a substitute for net income or EPS prepared in accordance with GAAP. Reconciliations of reported net income and reported EPS to non-GAAP net income and non-GAAP EPS, respectively, are included at the end of this press release.
          This press release contains forward-looking statements, including statements regarding the company’s performance, strategic position, market share gains, operational efficiencies, growth strategy and opportunities, strategic investments, technology leadership, delivery of stockholder value and cash deployment strategies. Forward-looking statements may contain words such as “expect,” “anticipate,” “believe,” “may,” “should,” “will,” “estimate,” “forecast,” “continue” or similar expressions, and include the assumptions that underlie such statements. These statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Risks and uncertainties include, but are not limited to: the sustainability of demand in the nanomanufacturing technology industry and broadening of demand for emerging applications such as solar, which are subject to many factors, including global economic conditions, business spending, consumer confidence, demand for electronic products and integrated circuits, and geopolitical uncertainties; customers’ capacity requirements, including capacity utilizing the latest technology; the timing, rate, amount and sustainability of capital spending for new nanomanufacturing technology; the company’s ability to successfully develop, deliver and support a broad range of products and to expand its markets and develop new markets; the successful integration and performance of acquired businesses; the effectiveness of joint ventures; retention of key employees; the company’s ability to maintain effective cost controls and to timely align its cost structure with business conditions; the company’s ability to effectively manage its resources and production capability, including its supply chain; and other risks described in Applied Materials’ Securities and Exchange Commission filings, including its reports on Forms 10-K, 10-Q and 8-K. All forward-looking statements are based on management’s estimates, projections and assumptions as of the date hereof. The company undertakes no obligation to update any forward-looking statements.
Applied Materials, Inc. (Nasdaq: AMAT), is the global leader in nanomanufacturing technology™ solutions for the electronics industry with a broad portfolio of innovative equipment, service and software products. At Applied Materials, we apply nanomanufacturing technology to improve the way people live. Learn more at www.appliedmaterials.com.
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APPLIED MATERIALS, INC.
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

	Three Months Ended		Nine Months Ended
	July 31,	July 30,	July 31,	July 30,
(In thousands, except per share amounts)	2005	2006	2005	2006

Net sales	$1,631,938	$2,543,443	$5,273,703	$6,648,721
Cost of products sold	914,849	1,320,089	2,947,959	3,543,043

Gross margin	717,089	1,223,354	2,325,744	3,105,678

Operating expenses:
Research, development and engineering	236,448	304,326	703,799	853,086
Marketing and selling	98,366	123,810	268,644	322,289
General and administrative	79,578	117,083	256,876	333,889
Restructuring and asset impairments	—	(2,646)	—	210,623

Income from operations	302,697	680,781	1,096,425	1,385,791

Interest expense	9,338	8,848	28,425	26,788
Interest income	45,948	50,578	123,055	147,899

Income before income taxes	339,307	722,511	1,191,055	1,506,902

Provision for/(benefit from) income taxes	(30,284)	210,471	227,869	439,268

Net income	$369,591	$512,040	$963,186	$1,067,634

Earnings per share:
Basic	$0.23	$0.33	$0.58	$0.68
Diluted	$0.23	$0.33	$0.58	$0.67

Weighted average number of shares:
Basic	1,630,895	1,550,744	1,654,740	1,571,534
Diluted	1,641,818	1,562,615	1,666,720	1,586,878

APPLIED MATERIALS, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS

	October 30,	July 30,
(In thousands)	2005*	2006

ASSETS
Current assets:
Cash and cash equivalents	$990,342	$1,308,457
Short-term investments	2,342,952	1,524,319
Accounts receivable, net	1,615,504	2,294,318
Inventories	1,034,093	1,341,918
Deferred income taxes	581,183	610,757
Assets held for sale	—	43,662
Other current assets	271,003	284,248

Total current assets	6,835,077	7,407,679

Long-term investments	2,651,927	2,324,505

Property, plant and equipment	3,011,110	2,741,702
Less: accumulated depreciation and amortization	(1,736,086)	(1,711,035)

Net property, plant and equipment	1,275,024	1,030,667

Goodwill, net	338,982	548,848
Purchased technology and other intangible assets, net	81,093	210,790
Investment in joint venture	—	147,280
Deferred income taxes and other assets	87,054	104,088

Total assets	$11,269,157	$11,773,857

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$7,574	$2,550
Accounts payable and accrued expenses	1,618,042	2,189,539
Income taxes payable	139,798	239,718

Total current liabilities	1,765,414	2,431,807

Long-term debt	407,380	406,970
Other liabilities	167,814	269,136

Total liabilities	2,340,608	3,107,913

Stockholders’ equity:
Common stock	16,067	15,339
Additional paid-in capital	721,937	—
Retained earnings	8,227,793	8,692,135
Accumulated other comprehensive loss	(37,248)	(41,530)

Total stockholders’ equity	8,928,549	8,665,944

Total liabilities and stockholders’ equity	$11,269,157	$11,773,857

*	Certain amounts in the October 30, 2005 consolidated condensed balance sheet have been reclassified to conform to the 2006 presentation.

APPLIED MATERIALS, INC.
RECONCILIATION OF GAAP TO NON-GAAP RESULTS

	Three Months Ended		Nine Months Ended
	July 31,	July 30,	July 31,	July 30,
(In thousands, except per share amounts)	2005	2006	2005	2006
Non-GAAP Net Income

Reported net income (GAAP basis)	$369,591	$512,040	$963,186	$1,067,634
Equity-based compensation expense [1]	—	53,684	—	160,716
Restructuring and asset impairments [2]	—	(2,646)	—	210,623
In-process research and development [3]	—	14,000	—	14,000
Resolution of audits of prior years’ income tax filings	(131,761)	(33,915)	(131,761)	(33,915)
Income tax effect of non-GAAP adjustments	—	(3,861)	—	(114,348)

Non-GAAP net income	$237,830	$539,302	$831,425	$1,304,710

Non-GAAP Net Income Per Diluted Share

Reported net income per diluted share (GAAP basis)	$0.23	$0.33	$0.58	$0.67
Equity-based compensation expense	—	0.03	—	0.08
Restructuring and asset impairments	—	—	—	0.08
In-process research and development	—	0.01	—	0.01
Resolution of audits of prior years’ income tax filings	(0.09)	(0.02)	(0.08)	(0.02)

Non-GAAP net income – per diluted share	$0.14	$0.35	$0.50	$0.82

Shares used in diluted shares calculation	1,641,818	1,562,615	1,666,720	1,586,878

[1]	Applied began expensing stock options in the first quarter of fiscal 2006.

[2]	Results for the nine months ended July 30, 2006, included pre-tax asset impairment and restructuring charges of $211 million, or $0.08 per diluted share after tax, associated primarily with the facilities disinvestment program initiated in the first fiscal quarter of 2006. Results for the third fiscal quarter ended July 30, 2006, included a net pre-tax benefit of $3 million consisting of a gain on disposition of a property held for sale, partially offset by costs associated with the facilities disinvestment program initiated in the first fiscal quarter of 2006.

[3]	In-process research and development charge associated with the acquisition of Applied Films Corporation in the third fiscal quarter of 2006. The in-process research and development charge is included in research, development and engineering expense on the Consolidated Condensed Statement of Operations.